Exhibit 10.22

THE McGRAW-HILL COMPANIES, INC.
SAVINGS INCENTIVE PLAN SUPPLEMENT

(As Amended and Restated as of January 1, 2004)

The McGraw-Hill Companies, Inc.
Savings Incentive Plan Supplement

THE McGRAW-HILL COMPANIES, INC.
SAVINGS INCENTIVE PLAN SUPPLEMENT
(As Amended and Restated as of January 1, 2004)

ARTICLE I

PURPOSE

               The principal purpose of The McGraw-Hill Companies, Inc. Savings Incentive Plan Supplement (the “Plan”) is to provide selected employees of The McGraw-Hill Companies, Inc. (the “Company”) and its subsidiaries (hereinafter referred to collectively as the “Employers”), with retirement benefits which would have been provided under The Savings Incentive Plan of The McGraw-Hill Companies, Inc. (“SIP”) (a) were it not for the limitations imposed by Sections 401(a)(17), 401(k) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) if the Participant’s Earnings on which matching contributions are based had included amounts deferred under deferred compensation plans of an Employer and amounts paid under certain severance plans of the Company.

               Effective January 1, 2004, the McGraw-Hill Broadcasting Company, Inc. Employees’ Investment Plan Supplement (“Broadcasting EIP Supplement”) was merged into this Plan and any benefits due to participants in the Broadcasting EIP Supplement shall be paid from this Plan.

ARTICLE II

DEFINITIONS

               Except for the words defined in Article I or this Article II, capitalized words shall have the meanings ascribed thereto in the SIP. The following words and phrases as used herein shall have the following meanings:

       (a) “Account” means the account established for each Participant under the Plan.

       (b) “Benefit” means the benefit payable to a Participant or his beneficiary under Article IV of this Plan.

       (c) “Change of Control” means any of the following:

               (i) The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

               (ii) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the

Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

               (iii) Approval by the shareholders of the Company of a reorganization, merger, or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

       (d) “Committee” means the CEO Council of the Company.

       (e) “Earnings” means all compensation paid by the Employer to an employee for services rendered, including short-term incentive compensation. Earnings shall also include any reductions in compensation made pursuant to The McGraw-Hill Companies, Inc. Flexible Spending Account Plan, SIP, the Transportation Benefit Program and similar plans of the Company’s subsidiaries. For purposes of this Plan, “Earnings” excludes all other executive contingent compensation.

       (f) “Participant” means an employee of an Employer who has been selected to participate in the Plan and includes a Severance Plan Participant.

       (g) “Severance Plan” means the Company’s Management Severance Plan, Executive Severance Plan or Senior Executive Severance Plan.

       (h) “Severance Plan Earnings” means the total amount of salary continuation payments paid to a Severance Plan Participant under Section 5(a) of a Severance Plan (excluding any amount paid in a lump sum in lieu of salary continuation).

       (i) “Severance Plan Participant” means a former employee of an Employer who is entitled to remain an active participant in certain Company-sponsored plans and programs under Section 5(a) of a Severance Plan (and who is not paid a single lump sum payment in lieu thereof).

ARTICLE III

PARTICIPATION

               Section 3.01. Eligibility to Participate. The Committee shall select those employees of the Employers who shall be eligible to participate in the Plan. Any employee who is so selected by the Committee shall become a Participant as of the first day of the month coinciding with or next following his selection.

ARTICLE IV

BENEFITS

               Section 4.01. Credits to Account. (a) As of December 31 of the year beginning on or after the later of (i) January 1 of the year in which the Participant’s participation in the Plan commenced or (ii) January 1, 2002, there shall be credited to the Participant’s Account an amount equal to 4 1/2% of the Participant’s Earnings for such year in excess of the limitation on Earnings under Section 401(a)(17) of the Code (or any successor provision). Notwithstanding the foregoing, no credit shall be made to the Account of a Participant for any year with respect to whom Tax-Deferred Contributions (as defined in SIP) were not made in an amount equal to the limitation on elective deferrals for such year under Section 402(g)(1) of the Code, unless such amount of Tax-Deferred Contributions would have been made on the Participant’s behalf in the absence of the limitations of Section 415 of the Code (or any successor provision thereto) or any provision of SIP implementing such limitation. In addition, no credit shall be made to a Participant’s Account with respect to (i) the year in which the Participant ceases to be an employee of the Employers, unless the Participant is eligible for early or normal retirement under the Company’s Employee Retirement Plan, is terminated by an Employer through no fault of his own or has any salary continuation installment due the Participant under a Severance Plan or (ii) the year after the year in which the Participant ceases to be an employee of the Employers for any reason or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later.

               (b) As of December 31 of the year beginning on or after the later of (i) January 1 of the year in which the Participant’s participation in the Plan commenced or (ii) January 1, 1992, there shall be credited to the Participant’s Account an amount equal to 4 1/2% of (A) any short-term incentive compensation for such year deferred by the Participant under the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan and (B) for each year after December 31, 1996, any salary earned for such year which is deferred by the Participant under any plan or arrangement of the Employer. Any salary or short-term incentive compensation which is deferred by a Participant shall be excluded from Earnings in the year paid to the Participant. No credit shall be made to a Participant’s Account with respect to any year after the year in which the Participant ceases to be an employee of the Employers or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later.

               (c) There shall also be credited to the Participant’s Account as of December 31 of each such year in which Tax-Deferred Contributions on behalf of the Participant are limited by Section 415 of the Code (or any successor provision thereto) or any provision of SIP implementing such limitation, an amount equal to the difference between (i) the sum of (A) 200% of the first 3% of the Tax-Deferred Contributions and (B) 150% of the second 3% of the Tax-Deferred Contributions which would have been made on behalf of the Participant to SIP for such year if Section 415 of the Code or any such implementing provision were disregarded, and (ii) the Tax-Deferred Contributions made on behalf of the Participant to SIP for such year. No credit shall be made to a Participant’s Account with respect to (i) the year in which the Participant ceases to be an employee of the Employers, unless the Participant is eligible for early or normal retirement under the Company’s Employee Retirement Plan, is terminated by an Employer through no fault of his own or has any salary continuation installment due the Participant under a Severance Plan or (ii) the year after the year in which the Participant ceases to be an employee of the Employers for any reason or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later.

               (d) Effective April 26, 2000, an amount shall be credited to a Severance Plan Participant’s Account equal to the amount of Employer Matching Contributions that would have been credited to such Participant’s Employer Contribution Account under SIP had the Participant made Tax-Deferred Contributions under SIP with respect to the Participant’s Severance Plan Earnings at the rate in effect for the period immediately prior to the Participant’s ceasing to be an employee of the Employers. This amount shall be credited to the Severance Plan Participant’s Account at such time as it would have been credited under SIP.

               (e) Effective January 1, 2004, each employee of an Employer who had been a participant in the Broadcasting EIP Supplement on December 31, 2003, shall become a Participant in this Plan and an amount shall be credited to the Account of such a Participant equal to the amount earned under the Broadcasting EIP Supplement as of December 31, 2003 as set forth in Appendix A. Notwithstanding the foregoing, such a Participant shall only be entitled to future credits under this Plan if the Participant is designated to receive future credits by the Committee.

               Section 4.02. Additional Credits to Account. An additional amount shall be credited to the Participant’s Account as of December 31 of each year commencing with the year following the year in which the initial credit is made to the Account. The additional credit shall equal the sum of (i) and (ii), where (i) is the product of (A) the balance of the Account as of January l of such year, and (B) the annual rate of return of the SIP Stable Assets Fund for the year; and (ii) is the amount of interest that would have been credited if 1/12 of the annual credit for the year under Section 4.01 had instead been credited at the end of each calendar month in the year and each monthly credit earned interest for the remainder of the year at an annual effective rate of return equal to the SIP Stable Assets Fund rate for the year.

               Section 4.03. Payment of Benefit. The Benefit provided under the Plan shall consist of the balance of the Participant’s Account on the date benefit payments under SIP are paid or commence. Payment of the Benefit to a Participant shall be made in a lump sum, within 90 days following the December 31 on which the additional amount is credited to the Participant’s Account under Section 4.02 for the year in which the Participant ceases to be an employee of the Employers or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later. The Benefit provided under this Article shall be paid in accordance with the preceding sentence to the Participant’s beneficiary in the event of the death of the Participant, whether prior to or after commencement of benefits under SIP, if such beneficiary is entitled to benefits under the provisions of SIP.

               Notwithstanding anything contained herein to the contrary, an employee who becomes a Participant on or after January 1, 1995 and does not have four years of Continuous Service under SIP when he ceases to be an employee of the Employers or ceases to have any salary continuation installment due the Participant under a Severance Plan, if later, shall be entitled only to the vested percentage of his Account attributable to credits credited to his Account prior to 2001, unless his employment terminates after his 65th birthday or his death. A Participant’s vested percentage shall be determined as follows:

Years of Continuous Service	Vested Percentage
Less than 1	0%
1 but less than 2	25%
2 but less than 3	50%
3 but less than 4	75%
4 or more	100%

               A Participant will always be fully vested in the portion of his Account attributable to credits credited to his Account after 2000.

               Section 4.04. Payment of Benefits in Event of Change of Control. In lieu of the Benefits payable under Section 4.03, in the event of a Change of Control, each Participant who has not received payment of the Participant’s Benefit shall receive a lump sum payment immediately upon such Change of Control equal to the Benefit to which that Participant is entitled under Section 4.03.

ARTICLE V

MISCELLANEOUS

               Section 5.01. Source of Payment of Benefits. The Benefits provided under the Plan shall be paid by the Employers from their general assets at the time and in the manner provided herein. The Benefits shall not be subject to assignment, pledge, alienation or anticipation by a Participant or his beneficiary.

               Section 5.02. Amendment and Termination. The Board of Directors of the Company or the Committee may cause the Plan to be amended at any time and from time to time, prospectively or retroactively, and the Board of Directors of the Company may terminate the Plan in its entirety at any time; provided, however, that no amendment to the Plan may be made by the Committee which materially increases benefits to Participants. Notwithstanding the foregoing provisions of this paragraph, no amendment or termination shall reduce the Benefit or rights of any Participant except with the written consent of the Participant or other person then receiving such Benefit.

               Section 5.03. Administration. The Committee shall administer the Plan and shall have discretionary authority to determine eligibility, to grant or deny benefits, including the right to make factual determinations in connection therewith, the exclusive right to construe and interpret the Plan and to decide any and all matters arising thereunder or in connection with the administration of the Plan. The decisions of the Committee will, to the extent permitted by law, be conclusive and binding upon all persons having or claiming to have any right or interest in or under the Plan.

               Section 5.04. Claims Procedure. The Committee, or its delegate, shall provide adequate written notice to any Employee whose claim for benefits hereunder has been denied,

setting forth specific reasons for such denial, written in a manner calculated to be understood by such Employee, and shall afford such Employee a full and fair review of the decision denying the claim, in accordance with the requirements of the Employee Retirement Income Security Act of 1974.

               Section 5.05. Withholding. The Employer shall have the right to deduct from any payment of a Benefit any amount required to satisfy its obligation to withhold federal, state and local taxes.

               Section 5.06. Conditions of Payment of Benefit. Notwithstanding any provision of the Plan to the contrary, the right of a Participant or his beneficiary to receive the Benefit otherwise payable hereunder shall cease upon the discharge of the Participant from employment with the Employer for acts which constitute fraud, embezzlement, or dishonesty.

               Section 5.07. Effective Date. The Plan was effective as of December 1, 1989.

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